EXHIBIT 21.1

TravelCenters of America LLC

Consolidated Subsidiaries

As of May 10, 2010

Name of Subsidiary	Jurisdiction of Organization

TravelCenters of America Holding Company LLC	Delaware

TA Leasing LLC	Delaware

TA Operating Nevada LLC	Nevada

TA Franchise Systems LLC	Delaware

TA Operating LLC (doing business as TravelCenters of America and as Petro Stopping Centers)	Delaware
Petro Franchise Systems LLC	Delaware

TA Operating Texas LLC	Texas

3073000 Nova Scotia Company	Nova Scotia, Canada

TravelCentres Canada Inc.	Ontario, Canada

TravelCentres Canada Limited Partnership	Ontario, Canada